1 April 2024 Ahmet Tezel Dear Ahmet, We are pleased to offer you employment with LivaNova USA Inc. (the “Company”), a wholly owned subsidiary of LivaNova PLC (“LivaNova”), as the Chief Innovation Officer commencing no later than 13, May 2024, on the terms and conditions set forth in this letter. In this role, you will report to me and serve as a member of the Executive Leadership Team (“ELT”) of LivaNova. Your role will be remote with principal place of employment will be the Company’s office in Houston, Texas. Base Salary: You will receive an annual base salary of $550,000 (“Base Salary”), payable by the Company bi-weekly in accordance with its normal payroll practices and subject to all applicable withholdings and deductions. You will be eligible for a merit increase in 2025, at the same time as other executive officers of the Company. Annual Incentive Compensation: You will be eligible to participate in the Company’s annual Short Term Incentive Compensation Plan or any successor or replacement program, with each year’s annual bonus having a target of 65% of your Base Salary, calculated and payable in accordance with the Company’s normal practices. For the 2024 performance year, you will be eligible for a pro-rated annual bonus, payable based on the number of days you are employed during 2024 and based on the Company’s actual performance during 2024 relative to the established metrics. Long-Term Incentives: You will be eligible to participate in LivaNova’s Long-Term Incentive Plan (“LTIP”) in 2024 and going forward. The annual target grant-date aggregate value of awards made to you under the LTIP will be $1,500,000 allocated 50% in Performance Share Units (PSUs), 25% in Restricted Stock Units (RSUs), and 25% in Stock Appreciation Rights (SARs). For 2024, this will be granted at the next quarterly date after your start date. You will also be eligible for future Annual Grants beginning in 2025 according to the LTI plan approved by the Board of Directors of LivaNova at that time. One Time Restricted Stock Unit Grant: On LivaNova’s next quarterly equity grant date after your start date, we will recommend to the Compensation Committee that you be granted a one- time Inducement grant under the LTIP with a grant-date value of $500,000, allocated 50% in RSUs and 50% in SARs vesting 25% per year on each of the first four anniversaries of the grant date.

2 Employee Health and Welfare Benefits: You will be offered the same benefits as all other US- based employees of the Company upon meeting eligibility requirements as provided for in any benefit plan documents, including participating in the Company’s 401(k) plan, and any benefits provided to other executives commensurate with your job level, such as tax advice. The Company reserves the right to change or terminate any aspect of our benefit offerings at any time. Stock Ownership Policy: LivaNova’s stock ownership policy requires you to maintain ownership of LivaNova equity with a market value equal to three (3) times your current salary. At Will Employment: Your employment is “at will” and may be terminated with or without cause, and with or without notice, at any time by the Company or by you; provided that you shall be required to give the Company two (2) months’ advance written notice of the voluntary termination of your employment. Providing notice does not create an express or implied contract for continued employment or employment for a fixed period. If your employment is terminated by the Company without cause, then contingent upon your execution, within 30 days following receipt, of a release of claims in a form provided by the Company, and such release becoming effective according to its terms, the Company shall provide you with a lump-sum severance payment equal to twelve (12) months of your then-current base salary (less applicable withholdings and deductions), which shall be paid within 30 days following your termination date, and any other benefits to which you may be entitled under the Company’s severance policies and practices for executive officers. This letter is not intended to alter the employment-at-will relationship between you and the Company in any way. It does, however, supersede any other written or verbal representation made by a representative of the Company or LivaNova relative to your employment with the Company. Representations: You have not entered into any agreements, understandings, or arrangements with any person or entity that you would breach as a result of, or that would in any way preclude or prohibit you from accepting this offer of employment, being employed with the Company, or performing any of the duties and responsibilities provided for in this letter. You do not possess any confidential, proprietary business information belonging to any former employer and you will not use any confidential, proprietary business information belonging to any former employer in connection with your employment with the Company. Conditions: This employment offer is conditional upon: (a) satisfactory completion, in the Company’s sole discretion, of a pre-employment background investigation, which may include, but not be limited to, a review of academic records, employment history, consumer credit, criminal history, driving record, references, and drug screening; (b) the Company receiving proof of your authorization to work in the United States; and (c) your execution of the Company’s “Confidentiality Agreement” and “Inventions, Confidentiality and Non-Compete Agreement” on your start date.

3 Entire Agreement: This letter constitutes the entire agreement between you and the Company relating to the subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This letter may be amended or modified only by a written agreement, signed by you and the Company. No oral waiver, amendment or modification will be effective. Governing Law: This letter will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. If the terms and conditions of this offer of employment are acceptable to you, please sign below and return this letter to me. LivaNova USA Inc. LivaNova PLC /s/ Vladimir Makatsaria /s/ Vladimir Makatsaria ______________________________ ______________________________ Vladimir Makatsaria Vladimir Makatsaria Acceptance of Offer: I have read and understood, and I accept and agree to all the terms of the offer of employment as set forth in the foregoing letter. /s/ Ahmet Tezel 2024-04-27 _______________________________ Date: _________________ Ahmet Tezel